Exhibit 99.1

Contact: Tim Berryman Director – Investor Relations Medical Properties Trust, Inc. (205) 969-3755 tberryman@medicalpropertiestrust.com

MEDICAL PROPERTIES TRUST AND PRIMONIAL GROUP ENTER JOINT VENTURE TO OWN 71 GERMAN POST-ACUTE HOSPITALS VALUED AT €1.635 BILLION

MPT to Recognize Gain of Approximately €500 Million Resulting

From 6.0% Valuation of Hospital Rents

Total Expected Cash Proceeds to MPT of €1.14 Billion to Repay Debt and be Reinvested

Birmingham, AL – June 7, 2018 – Medical Properties Trust, Inc. (“MPT” or the “Company”) (NYSE: MPW), a global leader in hospital real estate finance, announced today that it has entered into agreements with Primonial Group to form a joint venture pursuant to which a fund managed by Primonial Group will acquire a 50% interest in an MPT portfolio of 71 post-acute hospitals throughout Germany. MPT will retain a 50% interest in the portfolio through the joint venture and an MPT affiliate will continue to manage the facilities. The transaction values the portfolio at approximately €1.635 billion.

“This transaction will validate MPT’s pioneering entry into European hospital real estate,” said Edward K. Aldag, Jr., Chairman, President and CEO of Medical Properties Trust. “Through forward looking and creative investment structures, MPT assembled this portfolio during the last few years in competition with other large U.S. REITs, sovereign wealth, private equity and other investors.

“Investor interest in this JV opportunity was strong and came from funds based in Asia, Europe, Canada and the U.S. The attraction was not only the chance for exposure to the attractive healthcare sector in Germany, but equally the opportunity to partner with the world’s leading specialist in hospital real estate. Primonial Group, one of Europe’s real estate leaders, has now committed to a long-term investment in hospital real estate that demonstrates the importance of hospitals as an asset sector in general, and MPT’s portfolio in particular,” continued Aldag.

“The benefits to MPT of the arrangement also include access to less expensive forms of equity and debt capital and an independent indication of MPT’s asset values,” concluded Aldag.

Based on the agreed 6.0% valuation of the portfolio’s 2017 rents, MPT expects to report a gain of approximately €500 million upon closing. At closing, Primonial Group will acquire its interest in the joint venture for cash, and a bank syndicate is expected to provide secured financing. Total expected proceeds to MPT, including its portion of the secured debt, will be approximately €1.14 billion. MPT expects to use such proceeds to fully repay its balances under its revolving credit facility, execute its pipeline opportunities for continued investment in U.S. and European hospital assets and for other corporate purposes. The Company is suspending its previous guidance regarding 2018 net income and funds from operations pending clarity on the timing of closing and any reinvestment activities.

Closing of the transaction is conditioned on customary conditions, including approval of the German Federal Cartel Office and completion of definitive documentation concerning secured financing, and is expected during the third quarter of 2018.

About Medical Properties Trust, Inc.

Medical Properties Trust, Inc. is a self-advised real estate investment trust formed to capitalize on the changing trends in healthcare delivery by acquiring and developing net-leased healthcare facilities. MPT’s financing model helps facilitate acquisitions and recapitalizations and allows operators of hospitals and other healthcare facilities to unlock the value of their real estate assets to fund facility improvements, technology upgrades and other investments in operations. Facilities include acute care hospitals, inpatient rehabilitation hospitals, long-term acute care hospitals, and other medical and surgical facilities. For more information, please visit the Company’s website at www.medicalpropertiestrust.com.

About Primonial Group

Primonial Group, specialized in all aspects of wealth management, selects, combines and offers comprehensive solutions for wealth management professionals and their clients. It is supported by a large number of specialists in residential property investments and real estate funds, life insurance and annuities, structured products and asset management, and has assets under management (managed or advised) of €23.44 billion. For more information, please visit the Company’s website at www.primonial.com.

The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Words such as “expects,” “believes,” “anticipates,” “intends,” “will,” “should” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company or future events to differ materially from those expressed in or underlying such forward-looking statements, including without limitation: the satisfaction of all conditions to, and the timely closing (if at all) of pending transactions; the amount of acquisitions of healthcare real estate, if any; results from potential sales and joint venture arrangements, if any; capital markets conditions; estimated leverage metrics; the repayment of debt arrangements; statements concerning the additional income to the Company as a result of ownership interests in certain hospital operations and the timing of such income; the payment of future dividends, if any; completion of additional debt arrangements, and additional investments; national and international economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; financing risks; the Company’s ability to maintain its status as a REIT for income tax purposes; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally or healthcare real estate in particular. For further discussion of the factors that could affect outcomes, please refer to the “Risk factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and as updated by the Company’s subsequently filed Quarterly Reports on Form 10-Q and other SEC filings. Except as otherwise required by the federal securities laws, the Company undertakes no obligation to update the information in this press release.

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